EXHIBIT I


                                VOTING AGREEMENT

         THIS VOTING AGREEMENT is made and entered into as of June 2, 1998 (this "Agreement") by and among (i) SOFTBANK Technology Ventures IV L.P., a Delaware limited partnership, and SOFTBANK Holdings Inc., a Delaware corporation (collectively, "SOFTBANK"), and (ii) Lee H. Stein ("Stein"), June L. Stein, Paymentech Merchant Services, Inc., a Nevada corporation ("Paymentech"), and First USA Financial, Inc., a Delaware corporation (collectively, the "Principal Stockholders").

                                    RECITALS

         WHEREAS, on April 30, 1998, First Virtual Holdings Incorporated, a Delaware corporation (the "Company"), and SOFTBANK entered into a Purchase Agreement (the "Purchase Agreement"), pursuant to which SOFTBANK intends to acquire 10 million shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock"); and

         WHEREAS, the parties hereto wish to enter into certain agreements regarding the composition of the Company's Board of Directors as provided herein.

         NOW, THEREFORE, in consideration of the covenants set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:

         1. Composition and Nomination of Board of Directors.

         1.1 Initial Board Members. Immediately following the Company's 1998 Annual Meeting of Stockholders, the Board of Directors of the Company shall consist of the persons elected by the stockholders of the Company as contemplated by Section 4(c) of the Purchase Agreement.

         1.2 Board Composition Requirements. For so long as this Agreement remains in effect, the Parties hereto intend that one member of the Company's Board of Directors shall be the designee of (and must at all times be acceptable to) Stein, one member of the Company's Board of Directors shall be the designee of (and must at all times be acceptable to) Paymentech and the remaining members of the Company's Board of Directors shall be designees of (and must at all times be acceptable to) SOFTBANK. The Board


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composition requirements set forth in this Section 1.2 are herein referred to as the "Board Composition Requirements."

         1.3 Nominating Procedures. Following the initial election of the directors specified in Section 1.1 hereof, in connection with each meeting of stockholders of the Company at which directors of the Company are to be elected, the parties hereto shall cause their designees on the Board to nominate a slate of nominees for director which meets the Board Composition Requirements for so long as this Agreement remains in effect.

         The nominees so selected by the Board of Directors shall be presented and voted upon at the meeting of stockholders as a slate, and each of the parties hereto agrees to vote all shares of capital stock of the Company (the "Capital Stock") over which it has voting power in favor of such slate of directors and in favor of no other nominee or slate.

         1.4 Removal of Directors. Except as otherwise provided in this Section 1.4, each of the parties hereto agrees not to take any action to remove, with or without cause, any director of the Company. Notwithstanding the foregoing:

         (a)  (i)   SOFTBANK shall at all times have the right to remove and to cause the other parties hereto to remove, with or without cause, any or all of the directors designated by SOFTBANK or any other director other than a director designated hereunder by Stein or Paymentech.

             (ii) Stein at all times shall have the right to remove and to cause the other parties hereto to remove, with or without cause, the director designated by Stein.

             iii)    Paymentech shall have the right to remove and to cause the other parties hereto to remove, with or without cause, the director designated by Paymentech.

         (b) If at any time Stein or Paymentech is no longer entitled to designate a director under this


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Agreement, any director then serving who is a designee of such party shall resign.

         (c) If a director shall fail to resign as contem plated by clause (b) above, or if any party hereto determines to remove any director as contemplated by clause (a) above and any such director shall fail to resign, then, at the written request of any party hereto, the parties hereto shall immediately cause a special meeting of stockholders of the Company to be called and held for the purpose of removing such director. Each of the parties hereto agrees to vote, in person or by proxy, all its shares of Capital Stock which are entitled to vote at such meeting in favor of such removal and to take all other necessary and appropriate action to cause such removal.

         1.5 Vacancies. (a) If a vacancy is created on the Board of Directors by reason of the death, disability, removal or resignation of any one of the directors, the parties hereto shall take all necessary and appropriate action, including calling a special meeting of stockholders and voting their shares of Capital Stock at such meeting in such a manner, to ensure that such vacancy is filled in a manner consistent with the Board Composition Requirements.

         2. Action by Shareholders to Reconstitute Board of Directors. If at any time and for any reason the Board of Directors shall fail to satisfy the Board Composition Requirements, then, at the written request of any party hereto, the other parties hereto shall cause to be called a special meeting of the stockholders to be held for the purpose of taking whatever action may be necessary to ensure that the Board is constituted so as to satisfy the Board Composition Requirements as promptly as practicable.

         3. Certificate of Incorporation and Bylaws. Each of the parties hereto shall vote all shares of Capital Stock over which it may have or share voting power and shall take all other actions necessary and appropriate (including, without limitation, removing any director) to ensure that the Company's Certificate of Incorporation and Bylaws do not at any time conflict with the provisions of this Agreement. Without limiting the foregoing, each party hereto shall vote all shares of Capital Stock over which it has or shares voting power to ensure that the Company's Certificate of Incorporation and By-laws provide for a Board of no less than 5 and no more than seven directors.


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         4. Effectiveness; Termination. Regardless of when executed, this
Agreement shall not be effective until, and shall become effective immediately upon the occurrence of, the Closing (as defined in the Purchase Agreement). All rights hereunder shall terminate (1) as to all Principal Stockholders and SOFTBANK, on the second anniversary of the Closing Date (as defined in the Purchase Agreement) and (2) as to any Principal Stockholder, at such time as such Principal Stockholder shall beneficially own less than 75% of the number of shares of the Company's Common Stock beneficially owned by such Principal Stockholder as of April 30, 1998.

         5. Miscellaneous.

         5.1 Modification and Waiver. No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         5.2 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreement or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

         5.3 Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         5.4 No Implied Rights. Nothing herein, express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any interest, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.



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         5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

         5.7 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         5.8 Notices. All notices and other communications under this Agreement shall be in writing, and shall be deemed to have been duly given on the date of delivery if delivered personally or on the third business day after mailing or if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, return receipt requested, and addressed as follows (until any such address is changed by notice duly given):

         (a) if to SOFTBANK, to:

                  SOFTBANK Holdings Inc.
                  10 Langley Road, Suite 403
                  Newton Center, Massachusetts 02169
                  Facsimile No.: (617) 928-9301
                  Attention:  Ronald Fisher
                              Vice Chairman

                  with a copy to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Telephone:  (212) 558-3504
                  Telecopier: (212) 558-3588
                  Attention:  Stephen A. Grant, Esq.

         (b) if to Lee H. Stein or June L. Stein, to:

                  P.O. Box 2771
                  Rancho Santa Fe, California  92067


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                  with a copy to:

                  Matt A. Kirmayer
                  Gray Cary Ware & Freiderich
                  4365 Executive Drive, Ste. 1600
                  San Diego, California  92121

         (c) if to Paymentech, to:

                  Pamela H. Patsley, President & Chief
                     Executive Officer
                  Paymentech, Inc.
                  1601 Elm Street, Suite 900
                  Dallas, Texas  76201


                  with a copy to:

                  Philip E. Taken, Chief Administrative
                     Officer and General Counsel
                  Paymentech, Inc.
                  1601 Elm Street, Suite 900
                  Dallas, Texas  76201


         (d) if to First USA Financial, Inc., to:

                  Tracie Klein
                  First USA Financial, Inc.
                  1601 Elm Street, 46th Floor
                  Dallas, Texas  75201





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                             SOFTBANK TECHNOLOGY
                                             VENTURES IV L.P.

                                             By:  STV IV LLC
                                                  Its General Partner


                                                   By: /s/ Bradley A. Feld
                                                      ------------------------
                                                      Name:  Bradley A. Feld
                                                      Title: Managing Director


                                             SOFTBANK HOLDINGS INC.


                                             By: /s/ Ronald D. Fisher
                                                ------------------------------
                                                Name: Ronald D. Fisher
                                                Title: Vice Chairman

                                              /s/ Lee H. Stein
                                             ---------------------------------
                                                       LEE H. STEIN

                                              /s/ June L. Stein
                                             ---------------------------------
                                                      JUNE L. STEIN


                                             PAYMENTECH MERCHANT SERVICES, INC.


                                             By: /s/ Philip E. Taken
                                                ------------------------------
                                                Name:  Philip E. Taken
                                                Title: CAO & General Counsel



                                             FIRST USA FINANCIAL, INC.


                                             By: /s/ Tracie Klein
                                                ------------------------------
                                                Name:  Tracie Klein
                                                Title:  Vice President


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